Exhibit 10.2

September 14, 2026

Patrick O’Donnell

[*****]

[*****]

Dear Patrick,

Hub Group, Inc. (“the Company”) is pleased to confirm the terms under which you will serve in the exempt, full-time position of EVP, Chief Financial Officer, reporting to the Chief Executive Officer. It is understood that you will assume the position of EVP, Chief Financial Officer promptly following completion of the restatement of the Company’s audited financial statements for 2023, 2024, and 2025. It is further understood that until you assume this position, you will serve in the exempt, full-time position of Special Advisor and Chief Financial Officer Elect.

This letter summarizes the terms and conditions of your continued employment and supersedes and replaces any prior agreements with the Company.

Your annual salary will be $650,000 which will be paid in bi-weekly installments and subject to applicable tax and other deductions.

You will be eligible to receive a performance-based bonus. Your target bonus will be 80% of your annual salary. Bonus payouts are determined based on a combination of factors and will be pro-rated during your first year. To be eligible for any bonus, you must be an active employee and have not tendered your resignation at the time of bonus payout, which typically occurs in the first quarter of the year following the performance year. Hub Group has full discretionary authority to administer the bonus program and reserves the right to change eligibility at any time.

Shortly after assuming the position of EVP, Chief Financial Officer, you will receive a one-time grant of time-based restricted stock with an approximate value of $1,300,000 that vests 1/3 per year over 3 years.

On or about January 2, 2027, you will receive a grant of restricted stock valued at approximately $1,000,000. Fifty percent of this award (valued at approximately $500,000) will consist of time-based restricted stock that vests 1/5 per year over five years. The remaining fifty percent (valued at approximately $500,000) will consist of performance based restricted stock subject to the company’s achievement of one or more performance metrics over a 3-year cliff vesting period. You may be eligible to receive additional equity grants in future years at the discretion of the company. All grants are subject to the terms of the Company’s long-term incentive plan.

You also will receive the Company’s comprehensive benefits package as well as 4 weeks of paid time off.

Employment with the Company is on an “at will” basis, which means that either you or the Company may terminate the employment relationship at any time and for any reason. The Company reserves the right to change the terms and conditions of your employment in the future.

Your execution of this letter will confirm that you: (a) have complied with all obligations owed to your former employers, (b) will continue to comply with such obligations, and (c) have disclosed all agreements and/or other obligations that might contain any limitation or restriction on your ability to be employed by or perform services for the Company.

Sincerely,

/s/ David P. Yeager
David P. Yeager
Chairman and Chief Executive Officer

Accepted:

/s/ Patrick O’Donnell	9-14-26
Patrick O’Donnell	Date